1

     SCHEDULE  A
     DATED  5-18-2004

     The following is a restatement to the existing Schedule A of the Amended and Restated Distribution Agreement between the Exeter Fund, Inc. and Manning & Napier Investor Services, Inc.:


NAME  OF  SERIES
----------------

Small  Cap  Series
Pro-Blend  Maximum  Term  Series
Commodity  Series
Technology  Series
Pro-Blend  Conservative  Term  Series
High  Yield  Bond  Series
International  Series
Tax  Managed  Series
Life  Sciences  Series
Global  Fixed  Income  Series
Pro-Blend  Moderate  Term  Series
Pro-Blend  Extended  Term  Series
New  York  Tax  Exempt  Series
Ohio  Tax  Exempt  Series
Diversified  Tax  Exempt  Series
World  Opportunities  Series
Equity  Series
Overseas  Series
Financial  Services  Series
Core  Bond  Series
Core  Plus  Bond  Series